EXHIBIT 99.1

Kaival Brands Reports Fiscal 2023 Second Quarter Financial Results and Highlights Recent Achievements

New broker and distribution agreements as well as FDA enforcement efforts against non-compliant ENDS products creates opportunities for Kaival Brands to open larger customer accounts for its core BIDI® Stick distribution business

Transformative intellectual property acquisition brings promise for the future

New independent board members beginning to bring value to the company

GRANT-VALKARIA, Fla., June 14, 2023 (GLOBE NEWSWIRE) -- Kaival Brands Innovations Group, Inc. (NASDAQ: KAVL) (“Kaival Brands,” the “Company” or “we,” “our” or similar terms), the exclusive distributor of all products manufactured by Bidi Vapor, LLC (“Bidi Vapor”), including the BIDI® Stick electronic nicotine delivery system (ENDS), which are intended for adults 21 and over, today announced its financial results for the fiscal 2023 second quarter ended April 30, 2023 and highlighted its recent corporate achievements.

Recent Achievements During and Subsequent to the Fiscal Second Quarter 2023

●	During the second quarter ended April 2023, Kaival Brands worked diligently to secure new and large retail customer accounts for its core BIDI® Stick distribution business. These larger accounts take time and effort to open, but once secured, should lead to increasing orders for BIDI® Stick.

●	During the quarter, the Company announced important new broker and distribution agreements to broaden its BIDI® Stick reach to larger potential retail customers.

●	While actual sales results for the quarter were slightly down versus the prior year quarter due certain credits, discounts and rebates issued to customers, the Company believes that continued U.S. Food and Drug Administration (FDA) enforcement of non-compliant ENDS products has allowed the Company to position BIDI® Stick as a compliant alternative subject to FDA enforcement discretion. The Company believes this should also help in securing new orders for BIDI® Stick.

●	In furtherance of this strategy, on June 14, 2023, the Company announced it had relaunched distribution of the BIDI® Stick in over 1,000 Circle K locations. Initial product has shipped and ramp-up to 5,000 stores is underway in all South Atlantic and Midwest region locations. It is this type of sales activity that the Company expects to repeat in the second half of its fiscal 2023 and beyond.

●	On March 13, 2023, the Company announced the official launch of the VEEBA disposable e-vapor product across the United Kingdom. VEEBA is being distributed by Philip Morris Products S.A., a subsidiary of Philip Morris International, under a licensing agreement with a subsidiary of Kaival Brands allowing Philip Morris to utilize the patents, methods and technology exclusively licensed to Kaival Brands by Bidi Vapor to develop products based on BIDI® Stick. The Company expects to generate royalties under this license agreement in future periods.

●	In a transaction looking to the future of the Company and aimed at broadening and diversifying the Company’s offerings, on May 30, 2023, the Company purchased certain intellectual property assets from GoFire, Inc. consisting of 12 patents and 46 patent applications as well as four registered and two pending trademarks related to vaporization and inhalation technologies in exchange for equity securities of the Company and certain contingent cash consideration. The patents and patent applications cover the U.S. and several international territories. As part of this transaction, seasoned private equity investor and former tobacco executive James P. Cassidy (a GoFire investor and advisor) was appointed as a new independent member of the Company’s Board of Directors and will help the Company’s efforts to capitalize on the GoFire assets.

●	On March 20, 2023, the Company announced the appointment of Barry Hopkins, David Worner and Mark Thoenes to its Board of Directors. These directors bring decades of senior leadership experience in tobacco, public company finance and accounting and governance to Kaival Brands, including Mr. Hopkins a former Turning Points Brands and Altria executive who was named Chairman of the Board.

Eric Mosser, President and Chief Operating Officer of Kaival Brands, stated, “We remain excited and confident in the future of Kaival Brands. Over the past four months, we signed new broker and distribution agreements for our core BIDI® Stick distribution business, focusing on partners that share our vision of regulatory compliance and youth-access prevention. We believe we have positioned ourselves for increased sales in the second half of the year. Despite a slight decrease in revenues versus the comparable quarter last year due to non-recurring matters, we have seen distributor interest increase as a result of increased enforcement by the FDA against bad actors in the industry marketing non-compliant products, as evidenced by our Circle K relaunch announced earlier today. Looking to our future, our commercial partner Philip Morris launched its ENDS product based on our technology in the U.K., we appointed new board members with significant senior leadership experience in relevant areas, and we recently acquired an intellectual property portfolio from GoFire and are currently focused on seeking third-party licensing opportunities in new markets to explore near and long-term revenue opportunities for those assets for our adult consumers. In sum, we believe in our strategies and will look to further execute on them in a compliant and responsible manner in the second half of our fiscal 2023 and beyond as we seek to drive value for our stockholders.”

Financial Results for Fiscal Second Quarter 2023

Revenues: Revenues for the second quarter of fiscal year 2023 were approximately $3.0 million, compared to approximately $3.1 million in the same period of the prior fiscal year. Revenues were flat in the second quarter of 2023, primarily due to certain credits, discounts and rebates issued to customers. The Company does not anticipate this trend to continue as renewed distribution ramps up and sales of non-tobacco flavored BIDI® Sticks increase, and even more so given that the FDA’s prior Marketing Denial Order related to BIDI® Sticks was vacated in August 2022, which allows the Company to continue marketing and selling our products, subject to the FDA’s enforcement discretion.

Cost of Revenue, Net, and Gross Profit (Loss): Gross (loss) profit in the second quarter of fiscal year 2023 was approximately ($0.1) million, or approximately (4.2%) of revenues, net, compared to approximately $0.4 million gross profit or approximately 12.7%, of revenues, net, for the second quarter of fiscal year 2022. Total cost of revenue, net was approximately $3.1 million, or approximately 104.2% of revenue, net for the second quarter of fiscal year 2023, compared to approximately $2.7 million, or approximately 87.3% of revenue, net for the second quarter of fiscal year 2022. The decrease in gross profit is primarily driven by the credits, discounts and rebates issued to customers, totaling approximately $1.4 million, during the second quarter of fiscal year 2023.

Operating Expenses: Total operating expenses were approximately $3.8 million for the second quarter of fiscal year 2023, compared to approximately $5.4 million for the second quarter of fiscal year 2022. For the second quarter of fiscal year 2023, operating expenses consisted primarily of advertising and promotion fees of approximately $0.7 million, stock option expense of approximately $1.4 million, professional fees of approximately $0.8 million, and all other general and administrative expenses of approximately $1.0 million. General and administrative expenses in the second quarter of fiscal year 2023 consisted primarily of salaries and wages, stock option expense, insurance, lease expense, project expenses, banking fees, business fees and state and franchise taxes. For the second quarter of fiscal year 2022, operating expenses were approximately $5.4 million, consisting primarily of advertising and promotion fees of approximately $0.8 million, stock option expense of 2.5 million, professional fees totaling approximately $0.2 million, and all other general and administrative expenses of approximately $1.9 million. General and administrative expenses consisted primarily of salaries and wages, insurance, banking fees, business fees, and other service fees. We expect future operating expenses to increase while we increase the footprint of our business and generate increased sales growth.

Net Loss: As a result of the items noted above, the net loss for the second quarter of fiscal year 2023 was approximately $4.0 million, or $0.07 basic and diluted net loss per share, compared to a net loss of approximately $5.0 million, or $0.16 basic and diluted net loss per share, for the second quarter of fiscal year 2022. The decrease in the net loss for the second quarter of fiscal year 2023, as compared to the second quarter of fiscal year 2022, is primarily attributable to the increase revenues and decrease in customer credits/discounts/rebates, as noted above.

Cash Position: As of April 30, 2023, we had working capital of approximately $3.7 million and total cash of approximately $1.1 million. The Company expects to augment its cash position through increased sales revenue and potential debt or equity financings.

Additional information regarding the Company’s results of operations for the second quarter ended April 30, 2023 will be available in the Company’s Quarterly Report on Form 10-Q for such reporting period, which report has been filed with the Securities and Exchange Commission.

ABOUT KAIVAL BRANDS

Based in Grant-Valkaria, Florida, Kaival Brands is a company focused on incubating innovative and profitable adult-focused products into mature and dominant brands, with a current focus on the distribution of electronic nicotine delivery systems (“ENDS”) also known as “e-cigarettes”. Our business plan is to seek to diversify into distributing other nicotine and non-nicotine delivery system products (including those related to hemp-derived cannabidiol (known as CBD) products). Kaival Brands and Philip Morris Products S.A. (via sublicense from Kaival Brands) are the exclusive global distributors of all products manufactured by Bidi Vapor.

Learn more about Kaival Brands at https://ir.kaivalbrands.com/overview/default.aspx.

ABOUT KAIVAL LABS

Based in Grant-Valkaria, Florida, Kaival Labs is a 100% wholly-owned subsidiary of Kaival Brands focused on developing new branded and white-label products and services in the vaporizer and inhalation technology sectors. Kaival Labs’ current patent portfolio consists of 12 existing and 46 pending with novel technologies across extrusion dose control, product preservation, tracking and tracing usage, multiple modalities and child safety. The patents and patent applications cover territories including the United States, Australia, Canada, China, the European Patent Organisation, Israel, Japan, Mexico, New Zealand and South Korea. The portfolio also includes a fully-functional proprietary mobile device software application that is used in conjunction with certain patents in the portfolio.

Learn more about Kaival Labs at https://kaivallabs.com.

ABOUT BIDI VAPOR

Based in Melbourne, Florida, Bidi Vapor maintains a commitment to responsible, adult-focused marketing, supporting age-verification standards and sustainability through its BIDI® Cares recycling program. Bidi Vapor’s premier device, the BIDI® Stick, is a premium product made with high-quality components, a UL-certified battery and technology designed to deliver a consistent vaping experience for adult smokers 21 and over. Bidi Vapor is also adamant about strict compliance with all federal, state and local guidelines and regulations. At Bidi Vapor, innovation is key to its mission, with the BIDI® Stick promoting environmental sustainability, while providing a unique vaping experience to adult smokers.

Nirajkumar Patel, the Company’s Chief Science and Regulatory Officer and director, owns and controls Bidi Vapor. As a result, Bidi Vapor is considered a related party of the Company.

For more information, visit www.bidivapor.com.

Cautionary Note Regarding Forward-Looking Statements

This press release and the statements of the Company’s management and partners included herein and related to the subject matter herein includes statements that constitute “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended), which are statements other than historical facts. You can identify forward-looking statements by words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “should,” “strategy,” “target,” “will,” and similar words. All forward-looking statements speak only as of the date of this press release. Although we believe that the plans, intentions, and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions, or expectations will be achieved. Therefore, actual outcomes and results (including, without limitation, the results of the Company’s sales and marketing efforts as described herein and the impact of such efforts on the Company’s results of operations) could materially and adversely differ from what is expressed, implied, or forecasted in such statements. Our business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect results, and are often beyond our control. Factors that could cause or contribute to such differences include, but are not limited to: (i) future actions by the FDA in response to the 11th Circuit Court’s decision that could impact our business and prospects, (ii) the outcome of FDA’s scientific review of Bidi Vapor’s pending FDA Premarket Tobacco Product Applications, (iii) the results of international marketing and sales efforts by Philip Morris International, the Company’s international distribution partner, (iv) how quickly domestic and international markets adopt our products, (v) the scope of future FDA enforcement of regulations in the ENDS industry, (vi) the FDA’s approach to the regulation of synthetic nicotine and its impact on our business, (vii) potential federal and state flavor bans and other restrictions on ENDS products, (viii) whether we will be able to successfully integrate and capitalize on the patents we have acquired from GoFire, of which no assurances can be given, (ix) general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth, (x) the effects of steps that we could take to reduce operating costs, (xi) our inability to generate and sustain profitable sales growth, including sales growth in U.S. and international markets, (xii) circumstances or developments that may make us unable to implement or realize anticipated benefits, or that may increase the costs, of our current and planned business initiatives, (xiii) significant changes in our relationships with our distributors or sub-distributors and (xiv) other factors detailed by us in our public filings with the Securities and Exchange Commission, including the disclosures under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended October 31, 2022, filed with the Securities and Exchange Commission on January 27, 2023 and accessible at www.sec.gov. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Except as required under the federal securities laws and the Securities and Exchange Commission’s rules and regulations, we do not have any intention or obligation to update any forward-looking statements publicly, whether as a result of new information, future events, or otherwise.

All Press Inquiries and Kaival Brands Investor Relations:

Stephen Sheriff, Director of Communications and Administration

Ir.kaivalbrands.com

investors@kaivalbrands.com